Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir:

We have read Item 4 included in the Form 8-K dated October 14, 2002 of HomeGold Financial, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except we are not in a position to comment on the statement, "The registrant believes that it has taken steps to correct the weaknesses specified by Elliott Davis", made by the registrant.


                                         Very truly yours,


                                         /s/ Elliott Davis, LLC

                                         ELLIOTT DAVIS, LLC